1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/apartment

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Apartment REIT Acquires
Mission Rock Ridge Apartments Near Dallas

DALLAS (Oct. 6, 2010) – Grubb & Ellis Apartment REIT, Inc. today announced the acquisition of Mission Rock Ridge Apartments, a 226-unit multifamily community in Arlington, located between Dallas and Fort Worth. The acquisition closed on Sept. 30, 2010.

Located at 305 Ranch Drive, Mission Rock Ridge Apartments was built in 2004 on approximately 12.6 acres. The gated community offers one-, two- and three-bedroom apartments as well as a community clubhouse featuring a media room, business center and a well-equipped gym.

“Mission Rock Ridge is a Class A multifamily development in a thriving community that adds immediate value to the Grubb & Ellis Apartment REIT portfolio and for our investors,” said Stanley J. Olander Jr., chairman and chief executive officer. “We are in the midst of an exceptionally favorable acquisition environment, and we are committed to adding quality assets such as Mission Rock Ridge to our growing portfolio of income-producing apartment communities.”

Mission Rock Ridge offers multiple floor plans ranging in size from 688 square feet to 1,396 square feet, all of which include nine-foot ceilings, crown molding, ceiling fans, built-in microwave ovens, washer/dryer connections, walk-in closets and either a patio or balcony; select units may include attached garages, studies and wood-burning fireplaces. The community includes a resort-style swimming pool, spa, volleyball court, shuffle board, outdoor fireplace, children’s playground and other luxury amenities. Residents enjoy easy access to Interstate 20 as well as nearby shopping and dining options.

Mission Rock Ridge is currently 97 percent occupied. Grubb & Ellis Apartment REIT previously announced that it had entered into agreements with affiliates of MR Holdings, LLC to acquire nine multifamily communities managed by its affiliate, Mission Residential Management, LLC. Mission Rock Ridge is the first of these acquisitions to be completed.

Grubb & Ellis Apartment REIT financed the acquisition with cash proceeds received through its follow-on public offering and financing provided by Berkadia Commercial Mortgage, LLC through the Freddie Mac Capital Markets Execution Multifamily Standard Rate Lock Loan Program.

About Grubb & Ellis Apartment REIT
Grubb & Ellis Apartment REIT, Inc. is a publicly registered, non-traded real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments.  Grubb & Ellis Apartment REIT is seeking to raise up to approximately $1 billion in equity and to acquire a diversified portfolio of apartment communities with stable cash flows and growth potential in select U.S. metropolitan markets.  Grubb & Ellis Apartment REIT has acquired a geographically diverse portfolio of 15 apartment properties valued at approximately $378 million, based on purchase price.

Grubb & Ellis Apartment REIT is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), separate accounts, mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This press release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the acquisition of Mission Rock Ridge Apartments; the added value of the acquisition of Mission Rock Ridge Apartments; and the attractiveness of the acquisition environment for multifamily properties.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the financial performance of Mission Rock Ridge Apartments; the successful occupancy of Mission Rock Ridge Apartments; the success of multifamily properties in the Greater Dallas area; local economic conditions; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.  Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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